Exhibit 10.26

The Brink's Company
1801 Bayberry Court
P.O. Box 18100
Richmond, VA 23226-8100 U.S.A.

Email:

Holly R. Tyson
Vice President and Chief Human Resources Officer

December 1, 2014

Mr. Michael Beech

Dear Mike,

It is a pleasure to confirm our offer for the roles of Executive Vice President Brink’s Company and President, Strategy & Focus Markets. For sake of clarity, you shall be an employee of The Brink’s Company. The following outlines the terms of our offer of employment:

Position:	EVP Brink's Company and President, Strategy & Focus Markets, Brink's, Incorporated
Location:	Richmond, VA, USA
Start Date:	December 1, 2014, transferring to Richmond, VA
Reporting to:	Chairman, President & Chief Executive Officer of The Brink's Company
Annual Salary:	$480,000
Annual Bonus Target:
Subject to the terms of the Key Employee Incentive Plan (KEIP) - 65% of Base Salary; Award range 0% - 130% of Base Salary.
2014 Bonus will be prorated based on applicable goals, salary and target bonus percentage for applicable portion of the year worked for Brink's EMEA and The Brink's Company.

Annual Profit Sharing:	Since you will likely become a Named Executive Officer, your participation in the BCO profit sharing program will be discontinued and you will have no benefit from this program for 2014.
LTI Annual Target Comp:	$550,000 Long Term Incentive Value, beginning in 2015, subject to approval by the Compensation and Benefits Committee of the Board of Directors pursuant to the 2013 Equity Incentive Plan.

Relocation:	In accordance with The Brink's Company corporate relocation policy.
Vacation:	4 weeks (20 days), accrued in accordance with The Brink's Company Vacation - Salaried Employees Policy.

This offer is inclusive of all compensation and benefit arrangements and supersedes any and all prior employment agreements, arrangements and understandings with The Brink's Company and any affiliates thereof. For the avoidance of doubt, the offer effectively terminates the prior expatriate arrangement you held as President, EMEA. However, you will have tax preparation and equalization benefits for the calendar year 2014 (including filing in 2015). You shall sign such other documents as may be necessary to implement the foregoing.

This position being offered is employment is at will, which means that either you or the Company may terminate the employment relationship at any time without notice, for any reason.

For your information, I have enclosed a summary of the U.S. Employee Benefits Program which provides highlight information on the various benefits available to our employees. Please reach out to Paul Henry in our Richmond Office at if you have any benefit questions.

Please sign the duplicate copy of this letter, and provide the original back to me.

I am confident that you will effectively execute the new Company Strategy and lead our focus markets and am excited about the opportunities that lay ahead. If you have any questions, please call me at .

Sincerely,

/s/ Holly R. Tyson
Holly Tyson
VP & Chief Human Resources Officer

Accepted this 1 day of December, 2014                /s/ Michael Beech
                                    Signature of Acceptance